Exhibit 3.54

ARTICLES OF ORGANIZATON

OF

SBARRO OF LONGWOOD, LLC.

Under Section 203 of the Limited Liability Company Law

FIRST: The name of the limited liability company is Sbarro of Longwood, LLC.

SECOND: The county within this state in which the office of the limited liability company is to be located is: Suffolk

THIRD: The secretary of state is designated as agent of the limited liability company upon whom process against it may be served. The post office address within or without this state to which the secretary of state shall mail a copy of any process against the limited liability company served upon him or her is c/o C T CORPORATION SYSTEM 111 Eighth Avenue, New York, New York 10011.

FOURTH: The name and street address within this state of the registered agent of the limited liability company upon whom and at which process against the limited liability company can be served is C T CORPORATION SYSTEM, 111 Eighth Avenue, New York, New York 10011

/s/ Donna Kiessel
Donna Kiessel Organizer

CERTIFICATE OF CHANGE

OF

SBARRO OF LONGWOOD LLC

Under Section 211 - A of the Limited Liability Company Law

1. The name of the limited liability company is SBARRO OF LONGWOOD LLC.

2. The date of filing of the original articles of organization with the Department of State is July 9, 2004.

3. The articles are amended;

To change the post office address to which the Secretary of State shall mail a copy of any process in any action or proceeding against the limited liability company which may be served on him to read as follows; c/o Steinberg, Fineo, Berger & Fischoff P.C. 401 Broad Hollow Road, Melville, NY 11747.

To change the registered agent in New York upon whom all process against the limited liability company may be served to STEINBERG, FINEO, BERGER & FISCHOFF P.C. located at 401 Broad Hollow Road, Melville, NY 11747.

To designate STEINBERG, FINEO, BERGER & FISCHOFF P.C. located at 401 Broad Hollow Road, Melville, NY 11747 as its registered agent in New York upon whom all process against the limited liability company may be served.

/s/ Carmela N. Merendino
By:	Carmela N. Merendino Member